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                                                                    EXHIBIT 23.4

       CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Board of Directors
The Presley Companies
19 Corporate Plaza
Newport Beach, CA 92660

Members of the Board:

     We hereby consent to the inclusion of our opinion letter, dated September 16, 1999, to the Special Committee of the Board of Directors of The Presley Companies (the "Company") as an exhibit to the Registration Statement of Presley Merger Sub, Inc. on Form S-4 (the "Registration Statement") and as an exhibit to the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Recommendation Statement") of the Company relating to the proposed asset purchase by the Company and Presley Homes, a wholly owned subsidiary of the Company from William Lyon Homes, Inc. and references made to such opinion in the Registration Statement and Recommendation Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

By:      /s/ MARC S. MARGULIS
    ----------------------------------
    Marc S. Margulis
    Title: Managing Director

September 20, 1999